                                                               EXHIBIT 99(A)(11)

                                                          Translated from Danish

Return address: Group HR, Norregade 21, DK-0900 Copenhagen C
Name:
Address:

27 December 2005
Pay no.

      Employees of TDC Forlag with in the money/under water options from TDC Forlag

      Dear employee,

      OFFER FOR REDEMPTION OF "UNDER WATER" SHARE OPTIONS

      You have a number of options for the purchase of shares in TDC A/S at a price (the exercise price) above the present price level ("Under Water Options"). There will be no sense, therefore, in exercising these options within the 30-day time-limit set in our letter of 14 December 2005, in which you were notified of your extraordinary right of exercise ("Extraordinary Exercise") resulting from the sale of TDC Forlag A/S to European Directories S.A.

      Now, however, TDC A/S offers you the opportunity to sell your "Under Water Options" back to TDC at a price calculated on the basis of the TDC group's applicable principles on measurement of share options (the Black-Scholes model). A condition for this offer is that you accept the offer of Extraordinary Exercise given in the letter of 14 December 2005 as concerns your In the Money Options not later than 3 January 2006, and that a change of ownership takes place in TDC A/S as described in more detail in the enclosed information letter with enclosures. If there is no change of ownership, the Under Water Options will be deemed non-exercised, and you will still hold these share options. Share options granted in 2005, however, will lapse without further notice unless exercised within 30 days after receipt of TDC's letter of 14 December 2005. The terms of your exercise of In the Money Options will not be affected if there is no change of ownership. We refer to the information letter for a detailed description of the specific terms of the offer.

                                                          Translated from Danish

      The reason for the offer is to give you the opportunity of receiving the proceeds from the sale of your shares as soon as possible, and the offer is made with reference to the supervisory board's recommendation that the shareholders accept the Offer made by Nordic Telephone Company ApS ("NTC"). The offer, therefore, is contingent on a number of things, i.a. NTC's acquisition of more than 90% of the share capital in TDC A/S. If the share options are not exercised until after expiry of the offer period, the shares which you purchase from TDC A/S and typically resell at once cannot be included when the decision is to be made whether NTC has obtained 90% of TDC A/S's share capital.

      You may accept the offer by filling in the enclosed:

            - form on the buy-back of "Under Water Options", form 1.3 and return it to Group HR along with the form you received in the letter of 14 December 2005 (further information to be found on the forms).

      The forms must reach TDC, for the attention of Jeannette Melsen, Group HR, HPOL, Norregade 21, H-403, DK-0900 Copenhagen C, fax +45 33 43 76 51 NO LATER THAN 3 JANUARY 2006 AT 12.00 (NOON).

      The purchase price for exercise of the "In the Money Options" must be paid
      (sent) to TDC NO LATER THAN 9 JANUARY 2006, so that the purchase price reaches TDC BY 10 JANUARY 2006 AT 09.00 HOURS (for money transfers from foreign banks 1-2 days additional turnaround time should be expected).

      We enclose the Offer itself and the acceptance form 1.1, should you choose to accept NTC's offer.

      If you do not wish to use the offer for Extraordinary Exercise of your "In the Money Options" or accept the offer to sell your "Under Water Options", you need not take action. Your share options will continue under the existing share option agreements between you and TDC Forlag A/S, and you will receive yet another notification on Early Exercise in connection with the realisation of any change of ownership in TDC A/S. Share options granted in 2005, however, will lapse without further notice unless exercised within 30 days after receipt of TDC's letter of 14 December 2005. As regards any "Under Water Options" there is no offer for buy-back at a price fixed under the Black-Scholes model.

                                                          Translated from Danish

      If you have any questions, do not hesitate to contact Group HR, head of department Steen K. Madsen, phone +45 33 43 76 30 or HR consultant Jeannette Melsen, phone +45 33 43 72 89.

      Yours sincerely

      /s/ Henriette Fenger Ellekrog
      -----------------------------
      Henriette Fenger Ellekrog
      Group HR Manager

      Enclosures:

            - Information letter with a detailed description of the terms of the offer.

            -     Acceptance form 1.1 from the Offer

            -     Form 1.3 for the buy-back of "Under Water Options"

            - Appendix 1.2 with calculations for settlement of "Under Water Options"

            -     The offer from NTC

                                                          Translated from Danish

Employees in TDC with in the money/under water options from TDC Forlag

Information letter to the employees of TDC Forlag A/S who participate in the TDC A/S Management Option Programme

                                                                27 December 2005

In the light of the public offer for TDC A/S, TDC A/S has decided to give the participants in the TDC A/S Management Option Programme the opportunity of redeeming their options in TDC A/S prematurely, and thus gain an immediate benefit from a public offer for TDC A/S.

This means i.a. that Under Water Options (i.e. options whose price is equal to or higher than the price offered in a public offer (at present DKK 382 per share of DKK 5)) may be redeemed provided that In the Money Options (options whose exercise price is lower than the price offered in a public offer) are exercised early enough for the holders to be able to accept the offer for TDC A/S.

As an employee of TDC Forlag A/S, you received information on the extraordinary exercise right triggered by TDC A/S's sale of TDC Forlag A/S to European Directories S.A. ("Extraordinary Exercise") already on 14 December 2005. You have the possibility of exercising your share options in TDC A/S no later than 30 days after receipt of this information letter. This right remains in force.

If you are prepared to exercise your In the Money Options sufficiently early for you to accept the offer for TDC A/S, TDC A/S is, however, prepared to offer to redeem your Under Water Options.

The terms of redemption of the Under Water Options are described in section 1 below and the attached schedules.

1.    REDEMPTION OF UNDER WATER OPTIONS

1.1 TDC A/S offers to purchase (settle in cash) the Option Holders' Under Water Options. The offer is contingent on a Change of Control in TDC A/S, as defined in section 1.6. The offer is also contingent on the Option Holders' acceptance of the offer for Extraordinary Exercise within the time limit specified in section 1.3 in the letter of 14 December 2005 in so far as all Option Holders' In the Money Options are concerned.

1.2 The purchase price for Under Water Options will be calculated on the basis of the Black-Scholes model, using the price offered by a third party (presently DKK 382 per share of DKK 5) and the same parameters as applied for the grant of Under Water Options. If the price offered is increased, the purchase price for Under Water Options will be adjusted correspondingly. The price offered for Under Water Options - based on a share price of DKK 382 per share of DKK 5 - can be seen in Schedule 1.2.

1.3 Acceptance of this offer can be made only for all of an Option Holder's Under Water Options. The offer may be accepted by completing and signing
      (i) the form enclosed as Appendix 1.3 (as regards Under Water Options), which must be sent to TDC A/S and (ii) the acceptance form enclosed to the letter of 14 December 2005 (as regards In the Money Options). Both acceptance forms must be received by TDC A/S BY 3 JANUARY 2006, 12:00 NOON AT THE LATEST, and the purchase price for the shares (as regards In the Money Options) must be paid, i.e. received by TDC A/S BY 10 JANUARY 2006, 09:00 A.M. AT THE LATEST. Settlement of Under Water Options will take place as soon as possible (probably app. 14 banking days after the Change of Control) against registration of the Under Water Options as lapsed.

1.4 By the acceptance and completion of the offer for cash settlement of Under Water Options, the Under Water Options shall lapse automatically, no further compensation payable.

1.5 The amount received by the Holders of Under Water Options as a result of the cash settlement shall be taxed as salary, i.e. by up to 63%.

1.6 "Change of Control" means a change of control in TDC A/S as defined in the option agreements between the Option Holders and TDC Forlag A/S. A change of control is deemed to have taken placed right before completion of the offer, provided (i) that TDC A/S has documented that the third party which has made a offer for TDC A/S pursuant to sections 31 and 32 of the Danish Securities Trading Act states that this is carried through, and (ii) that the third party thereby gains more than 25% of the votes in TDC A/S.

1.7 If there is no Change of Control, the Under Water Options will be deemed non-exercised, and you will still hold these share options. Share options granted in 2005, however, will lapse without further notice unless exercised within 30 days after receipt of TDC's letter of 14 December 2005. Your exercise of In the Money Options will, however, not be affected if there is no Change of Control.

                                                                    APPENDIX 1.2

      SETTLEMENT OF UNDER WATER OPTIONS

      TDC A/S offers to purchase (settle in cash) Under Water Options. The offer is contingent on a Change of Control in TDC A/S, as defined in section 1.6 of the information letter. The offer is also contingent on the Option Holders' acceptance of the offer of extraordinary exercise of the Options no later than 3 January 2006, in respect of all of the Option Holder's Options with an exercise price below the price offered in a public offer.

      The purchase price for such options will be calculated in accordance with the Black-Scholes model, using the price offered by a third party (presently DKK 382 per share of DKK 5) and the same parameters as applied for the grant of the options.

      The Black-Scholes option value of each allotment is as follows:

Date of grant          Exercise price        B&S option value
01-01-1999                 439,00                 33,24
01-03-1999                 400,00                 45,79
05-03-1999                 402,00                 45,20
01-09-1999                 398,00                 49,56
18-02-2000                 668,00                  9,54
01-03-2000                 400,00                 51,73
01-03-2000                 651,00                 10,75
03-04-2000                 690,00                  8,75
13-04-2000                 567,00                 18,76
23-08-2000                 477,17                 34,68
01-09-2000                 520,00                 27,14
01-10-2000                 473,72                 35,91

                                                                        FORM 1.3

SALE OF UNDER WATER OPTIONS

I/We,                                                   ________________________       (name)

Address:                                                ________________________       (postal code and city)

Telephone no.:                                          ________________________       (daytime)

hereby give notice that I, according to the
share option agreement between me and my
employer:                                               ________________________       (name of company)

wish to sell all my share options:                      ________________________       (number)

which were granted on:                                  ________________________       (date)

at an exercise price per share of:                      ________________________       (price)

at a purchase price per option of:

The total purchase price amounts to DKK:                ________________________       (amount)

Please transfer the purchase price to
account no.                                             ________________________       (bank account)

with                                                    ________________________       (bank)

The share options are sold on the terms set out in letter of 27 December 2005 from TDC A/S, stating i.a. that the offer to purchase options is contingent on a change of control.

When the purchase price has been transferred, the options shall lapse automatically without further compensation.

Place: ___________________

Date : ___________________

__________________________
(Signature)

The form must be sent to Jeannette Melsen, Koncern HR, HPOL, Norregade 21, H-403, DK-0900 Copenhagen C, fax no. 33 43 76 51. Forms received after 3 January 2006 at 12.00 noon will be deemed non-valid acceptances and will not be accepted. If you wish to sell portions of options with different exercise prices or which have been granted at different times, one form for each portion of options to be sold must be completed.


                                                               27. december 2005

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